USAir Group, Inc.
Exhibit 11
Computation of Primary and Fully Diluted Earnings Per Share ("EPS")
(unaudited)
(in thousands, except per share amounts)



                                  Three Months Ended     Six Months Ended
                                       June 30,               June 30
                                  ------------------     -----------------
                                    1996       1995       1996       1995
                                    ----       ----       ----       ----
Adjustments to Net Income (Loss)
- --------------------------------
Net income                        $200,775   $112,860   $168,482   $ 15,976
Preferred dividend requirement     (22,522)   (21,046)   (44,796)   (41,629)
                                   -------    -------    -------    -------
Net income (loss) applicable
  to common stock and common
stock equivalents used for
primary computation             178,253     91,814    123,686    (25,653)
Fully diluted adjustments:
  Assume conversion of preferred
    stock:
    Preferred dividend requirement  22,522     21,046     44,796 b)  41,629 c)
                                   -------    -------    -------    -------
Adjusted net income (loss)
  applicable to common stock
  assuming full dilution          $200,775   $112,860   $168,482   $ 15,976
                                   =======   =======     =======    =======
Adjustments to Common Shares
- ----------------------------
  Outstanding
  -----------
Average number of shares of common
  stock                             64,008    62,321      63,813     61,976
Primary adjustments
Incremental shares from the 1984,
  1992, and 1996 Plans' outstanding
  stock options using the treasury
  stock method                       1,855        66       1,453          - a)
                                   -------   -------     -------    -------
Total average number of common and
  common equivalent shares used for
  primary computation               65,863    62,387      65,266     61,976
                                   =======   =======     =======    =======



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
USAir Group, Inc.
Exhibit 11
Computation of Primary and Fully Diluted Earnings Per Share ("EPS")
(unaudited)
(in thousands, except per share amounts)
(Continued)


                                  Three Months Ended     Six Months Ended
                                       June 30,               June 30
                                  -------------------    ------------------
                                    1996       1995       1996       1995
                                    ----       ----       ----       ----

Average number of shares of
  common stock                      64,008    62,321      63,813     61,976
Fully diluted adjustments
  Incremental shares from the
    1984, 1992, and 1996 Plans'
    outstanding stock options
    using the treasury stock
    method                           1,855       138       1,719        138
  Assume conversion of preferred
    stock                           39,156    39,156      39,156 b)  39,156 c)
                                   -------   -------     -------    -------
      Total average number of
        common shares to be
        outstanding after
        full conversion            105,019   101,615     104,688    101,270
                                   =======   =======     =======    =======
Income (Loss) Per Common Share
- ------------------------------
Primary income (loss) per common
  share                           $   2.71  $   1.47    $   1.90   $  (0.41)
                                   =======   =======     =======    =======
Fully diluted income (loss) per
  common share                    $   1.91  $   1.11    $   1.61   $   0.16
                                   =======   =======     =======    =======



a)	The incremental shares that are a result of assuming exercise of stock options using the treasury stock method are antidilutive and excluded from the calculation of primary earnings per share.

b)	Inclusion of the effects of assuming conversion of USAir Group, Inc.
("USAir Group") Series A Preferred Stock is antidilutive but included in accordance with Regulation S-K Item 601(b)(11).

c)	Inclusion of the effects of assuming conversion of USAir Group's outstanding convertible equity instruments is antidilutive but included in accordance with Regulation S-K item 601(b)(11).